Exhibit 99.1

Company Contact:
RELM Wireless Corporation
William Kelly, EVP & CFO
(321) 984-1414

RELM Wireless Reports Second Quarter and Six-Month 2014 Results
-Q2 Sales Increased 46.3% and Pretax Income Improved 151.6% from Last Year’s Q2 -
-Six Month EPS Doubled from Same Period Last Year-

WEST MELBOURNE, Florida -- August 12, 2014 -- RELM Wireless Corporation (NYSE MKT: RWC) today announced its financial and operating results for the second quarter and six months ended June 30, 2014.

For the quarter ended June 30, 2014, sales increased 46.3% to approximately $9.1 million, compared with approximately $6.2 million for the second quarter last year.  Pretax income for the quarter ended June 30, 2014 increased 151.6% to approximately $1.0 million, compared with approximately $409,000 for the second quarter last year.  The Company recognized income tax expense of approximately $357,000 for the second quarter 2014, compared with approximately $212,000 for the same quarter last year.  Income tax expense for the second quarter was largely non-cash due to the Company’s deferred tax assets derived primarily from its net operating loss carryforwards.  Net income for the quarter ended June 30, 2014 was approximately $672,000, or $0.05 per basic and diluted share, compared with approximately $197,000, or $0.01 per basic and diluted share, for the same quarter last year.

Gross profit margin for the second quarter 2014 was 42.8% of sales, compared with 43.9% of sales for the same quarter last year.  The gross profit margin performance for the second quarter 2014 represented a 2.6% improvement from the first quarter of this year.  Selling, general and administrative expenses totaled approximately $2.8 million (31.3% of sales) for the second quarter 2014, compared with $2.3 million (37.8% of sales) for the second quarter last year.

The Company had approximately $27.3 million in working capital as of June 30, 2014, of which $15.4 million was comprised of cash and trade receivables.  This compares with working capital of $25.7 million as of December 31, 2013, of which $10.8 million was comprised of cash and trade receivables. The Company had no balance outstanding under its revolving credit facility at June 30, 2014.

RELM President and Chief Executive Officer David Storey commented, “We opened 2014 with the Company’s best first quarter in over a decade.  That momentum was sustained with higher sales in the second quarter and some recovery in gross profit margins.  For the second consecutive quarter we had noteworthy wins with new customers in federal, state and local municipal agencies and are continuing to develop opportunities there.  Also, sales to our base of legacy customers continued their resurgence compared with recent years.”

Mr. Storey continued, “I am particularly encouraged by our first-half success expanding into state and local public safety markets; one of our key strategic objectives.  We also realized gross profit margin improvements from the first quarter.  The positive progress in sales and gross margins has contributed to our growing earnings per share and working capital position, as well as our strong balance sheet.  We are cautiously optimistic that the improved business activity levels experienced in the first two quarters will continue as we move into the second half of the year.”

For the six months ended June 30, 2014, sales increased 27.3% to approximately $16.9 million compared with approximately $13.3 million for the same period last year.  Pretax income for the six months ended June 30, 2014 improved 83.7% to approximately $1.6 million, compared with $888,000 for the same period last year.  For the six months ended June 30, 2014 the Company recognized income tax expense of approximately $484,000, compared with approximately $286,000 for the same period last year.  Income tax expense for the six month period was largely non-cash due to the Company’s deferred tax assets derived primarily from its net operating loss carryforwards.  Net income for the six months ended June 30, 2014 increased 90.5% to approximately $1.1 million, or $0.08 per basic and diluted share, compared with $602,000, or $0.04 per basic and diluted share, for the same period last year.

Gross profit margins for the six months ended June 30, 2014 were 41.6% of sales, versus 44.9% of sales for the same period last year.  Selling, general and administrative expenses for the six months ended June 30, 2014 totaled approximately $5.4 million compared with approximately $5.1 million for the same period last year.

Conference Call and Webcast

The Company will host a conference call and webcast for investors at 9:00 a.m. Eastern Time, Wednesday, August 13, 2014.  Shareholders and other interested parties may participate in the conference call by dialing 877-317-6789 (international/local participants dial 412-317-6789) and asking to be connected to the “RELM Wireless Corporation Conference Call” a few minutes before 9:00 a.m. Eastern Time on August 13, 2014.  The call will also be webcast at http://www.relm.com.  Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet webcast.  An online archive of the webcast will be available on the Company’s website for 30 days following the call at http://www.relm.com.

A replay of the conference call will be available one hour after the completion of the call until August 22, 2014, by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID# 10049826.

About APCO Project 25 (P25)

APCO Project 25 (P25), which requires interoperability among compliant equipment regardless of the manufacturer, was established by the Association of Public-Safety Communications Officials and is approved by the U.S. Department of Homeland Security.  The shift toward interoperability gained momentum as a result of significant communications failures in critical emergency situations.  RELM was one of the first manufacturers to develop P25-compliant technology.

About RELM Wireless Corporation

As an American Manufacturer for more than 65 years, RELM Wireless Corporation has produced high-specification two-way communications equipment of unsurpassed reliability and value for use by public safety professionals and government agencies, as well as radios for use in a wide range of commercial and industrial applications.  Advances include a broad new line of leading digital two-way radios compliant with APCO Project 25 specifications.  RELM’s products are manufactured and distributed worldwide under BK Radio and RELM brand names. The Company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at www.relm.com or directly at 1-800-821-2900.  The Company’s common stock trades on the NYSE MKT market under the symbol “RWC”.

This press release contains certain forward-looking statements that are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act Of 1995.  These forward-looking statements concern the Company’s operations, economic performance and financial condition and are based largely on the Company’s beliefs and expectations.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors and risks include, among others, the following: changes or advances in technology; the success of our LMR product line; competition in the land mobile radio industry; general economic and business conditions, including federal, state and local government budget deficits and spending limitations; the availability, terms and deployment of capital; reliance on contract manufacturers and suppliers; heavy reliance on sales to agencies of the U.S. government; our ability to utilize deferred tax assets; retention of executive officers and key personnel; our ability to manage our growth; government regulation; business with manufacturers located in other countries; our inventory and debt levels; protection of our intellectual property rights; acts of war or terrorism; any infringement claims; provisions in our charter documents and under Nevada law that may discourage a potential takeover; maintenance of our NYSE MKT listing; and the effect on our stock price and ability to raise equity capital of future sales of shares of our common stock. Certain of these factors and risks, as well as other risks and uncertainties, are stated in more detail in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in the Company’s subsequent filings with the SEC.  These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

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(Financial Tables To Follow)

RELM WIRELESS CORPORATION
Condensed Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	(Unaudited)		(Unaudited)
	6/30/2014	6/30/2013	6/30/2014	6/30/2013

Sales, net	$9,057	$6,191	$16,882	$13,264

Expenses:
Cost of products	5,180	3,474	9,857	7,312
Selling, general and administrative expenses	2,839	2,339	5,385	5,075
Total expenses	8,019	5,813	15,242	12,387

Operating income	1,038	378	1,640	877

Other expense:
Net interest expense	0	0	0	0
Other expense	(9)	31	(9)	11

Income before income taxes	1,029	409	1,631	888

Income tax expense	(357)	(212)	(484)	(286)

Net income	$672	$197	$1,147	$602

Net earnings per share - basic	$0.05	$0.01	$0.08	$0.04
Net earnings per share - diluted	$0.05	$0.01	$0.08	$0.04

Weighted average common shares outstanding, basic	13,645	13,564	13,634	13,555
Weighted average common shares outstanding, diluted	13,731	13,654	13,722	13,580

RELM WIRELESS CORPORATION
Condensed Consolidated Balance Sheets
(In Thousands, Except Share Data)

	June 30,	December 31,
	2014	2013

ASSETS
Current assets:
Cash & cash equivalents	$9,162	$7,945
Trade accounts receivable, net	6,255	2,844
Inventories, net	10,284	11,575
Deferred tax assets, net	3,241	3,836
Prepaid expenses & other current assets	1,778	1,920
Total current assets	30,720	28,120

Property, plant and equipment, net	1,152	1,045
Deferred tax assets, net	3,165	3,072
Capitalized software, net	1,084	1,478
Other assets	286	308

Total assets	$36,407	$34,023

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,712	$950
Accrued compensation and related taxes	1,022	779
Accrued warranty expense	320	292
Accrued other expenses and other current liabilities	146	154
Deferred revenue	255	281
Total current liabilities	3,455	2,456

Deferred revenue	234	147

Total liabilities	3,689	2,603

Commitments and contingencies

Stockholders' equity:
Preferred stock; $1.00 par value; 1,000,000 authorized
shares, none issued or outstanding.	-	-
Common stock; $0.60 par value; 20,000,000 authorized
shares; 13,653,087 and 13,588,804 issued and outstanding shares at
June 30, 2014 and December 31, 2013, respectively.	8,192	8,153
Additional paid-in capital	24,784	24,672
Accumulated earnings (deficits)	(258)	(1,405)
Total stockholders' equity	32,718	31,420

Total liabilities and stockholders' equity	$36,407	$34,023